Exhibit 99.2

CytoSorbents Announces Pricing of Follow-On Offering

MONMOUTH JUNCTION, NJ, March 31, 2017 – CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its flagship CytoSorb® blood filter to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, today announced the pricing of an underwritten public offering of 2,222,222 shares of its common stock at a public offering price of $4.50 per share, representing gross proceeds of approximately $10.0 million. In addition, CytoSorbents has granted the underwriters a 30-day over-allotment option to purchase up to 333,333 additional shares of common stock at the public offering price. The offering is expected to close on or about April 5, 2017, subject to customary closing conditions. The company intends to use the net proceeds from this offering for general corporate and working capital purposes, including advancing its U.S. pivotal trial for treatment of inflammation in conjunction with cardiac surgery.

Cowen and Company is acting as the sole book-running manager and representative of the underwriters for the offering. Aegis Capital Corp, H.C. Wainwright & Co., B. Riley & Co., Maxim Group LLC and Northland Capital Markets are acting as co-managers for the offering.

A shelf registration statement related to the offering was filed with the Securities and Exchange Commission (SEC) on July 23, 2015 and declared effective by the SEC on July 29, 2015.

The offering is being made only by means of a prospectus supplement. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available at the SEC's website located at www.sec.gov. A copy of the final prospectus supplement and a related prospectus relating to these securities may be obtained, when available, from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, or by calling 631-274-2806, or by faxing 631-254-7140.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 43 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorbents has completed its REFRESH (REduction in FREe Hemoglobin) 1 trial - a multi-center, randomized controlled study that has demonstrated the safety of intra-operative CytoSorb® use in a heart-lung machine during complex cardiac surgery. In 2017, the company plans to initiate a pivotal REFRESH 2 trial intended to support U.S. FDA approval. CytoSorb® has been used safely in more than 20,000 human treatments to date. A companion product, VetResQ™, based on similar underlying technology to CytoSorb, is now commercially available in the United States for the treatment of hyper-inflammatory conditions in animal health.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding in excess of $18 million from DARPA, the U.S. Army, the U.S. Air Force, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), and others. The Company has numerous products under development based upon this unique blood purification technology including CytoSorb-XL, HemoDefend™, VetResQ™, ContrastSorb, DrugSorb, and others. As of March 28, 2017, we owned 32 issued U.S. patents and had multiple pending patent applications worldwide. Our patent portfolio includes 16 issued U.S. patents as well as multiple pending patent applications directed to various compositions and methods of use related to our blood purification technologies, which are expected to expire between 2018 and 2026, absent any patent term extensions.

Forward-Looking Statements

This press release includes forward-looking statements, including with respect to the anticipated closing of the offering described herein and the use of net proceeds therefrom, intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

Please Click to Follow Us on Facebook and Twitter

Cytosorbents Contact:
Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Public Relations Contact:

Amy Phillips
Pascale Communications
412-327-9499
amy@pascalecommunications.com